Exhibit (h)(iv)

AMENDED AND RESTATED

EXPENSE LIMITATION/REIMBURSEMENT AGREEMENT

This Agreement is entered into as of the 27th day of May, 2010, as last amended and restated August 31, 2026, by and between Private Capital Management, LLC (the “Adviser”) and FundVantage Trust (the “Trust”), on behalf of Private Capital Management Value Fund (the “Fund”).

WHEREAS, the Adviser desires to contractually reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses to ensure that the Fund’s total operating expenses, excluding taxes, fees and expenses attributable to a distribution or service plan adopted by the Trust, “Acquired Fund Fees and Expenses” (as defined in Form N-1A), interest, extraordinary items, and brokerage commissions, do not exceed the levels described below;

WHEREAS, on August 31, 2016, the Adviser amended and restated the Agreement dated May 27, 2010 to extend the term to August 31, 2017;

WHEREAS, on September 1, 2017, the Adviser amended and restated the Agreement dated May 27, 2010 to extend the term of and increase the expense limitation on an annual basis from 1.00% to 1.10% of the Fund’s average daily net assets from September 1, 2017 through August 31, 2018;

WHEREAS, effective September 1, 2018, the Adviser amended and restated the Agreement dated May 27, 2010 to extend the term to August 31, 2019;

WHEREAS, on August 31, 2019, the Adviser amended and restated the Agreement dated May 27, 2010 to extend the term of and increase the expense limitation on an annual basis from 1.10% to 1.20% of the Fund’s average daily net assets from September 1, 2019 through August 31, 2020;

WHEREAS, effective September 1, 2020, the Adviser amended and restated the Agreement dated May 27, 2010 to extend the term to August 31, 2021;

WHEREAS, effective September 1, 2021, the Adviser amended and restated the Agreement dated May 27, 2010 to extend the term to August 31, 2022;

WHEREAS, effective September 1, 2022, the Adviser amended and restated the Agreement dated May 27, 2010 to extend the term to August 31, 2023;

WHEREAS, effective September 1, 2023, the Adviser amended and restated the Agreement dated May 27, 2010 to extend the term to August 31, 2024;

WHEREAS, effective September 1, 2024, the Adviser amended and restated the Agreement dated May 27, 2010 to extend the term to August 31, 2025;

WHEREAS, effective September 1, 2025, the Adviser amended and restated the Agreement dated May 27, 2010 to extend the term to August 31, 2026; and

WHEREAS, effective September 1, 2026, the Adviser wishes to amend and restate the Agreement dated May 27, 2010 to extend the term to August 31, 2027.

NOW, THEREFORE, the parties agree as follows:

Fee Reduction. The Adviser agrees that it will reduce its compensation and/or reimburse certain expenses of the Fund, to the extent necessary to ensure that the Fund’s total operating expenses, excluding taxes, fees and expenses attributable to a distribution or service plan adopted by the Trust, “Acquired Fund Fees and Expenses,” interest, extraordinary items, and brokerage commissions do not exceed (on an annual basis) (i) 1.00% of the Fund’s average daily net assets for the period from the commencement of operations of the Fund through August 31, 2017, (ii) 1.10% of the Fund’s average daily net assets for the period of September 1, 2017 through August 31, 2019 and (iii) 1.20% of the Fund’s average daily net assets for the period of September 1, 2019 through August 31, 2027.

Fee Recovery. The Adviser shall be entitled to recover, subject to approval by the Board of Trustees of the Trust, such amounts for a period of up to three (3) years from the date on which the Adviser reduced its compensation and/or assumed expenses for the Fund. The Adviser is permitted to seek reimbursement from the Fund for fees it waived and Fund expenses it paid to the extent the total annual fund operating expenses do not exceed the limits described above or any lesser limits in effect at the time of reimbursement.

Term. This Agreement shall terminate on August 31, 2027, or at an earlier date at the discretion of the Board of Trustees of the Trust, unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing. If the Board of Trustees of the Trust approves the termination of this Agreement before August 31, 2027, such termination shall be effective 30 days after such approval.

[Signature page follows.]

Effective as of the date first set forth above.

Private Capital Management, LLC

By:	/s/ Chad Atkins
Name:	Chad Atkins
Title:	President

FundVantage Trust, on behalf of the Fund

By:	/s/ Joel L. Weiss
Name:	Joel L. Weiss
Title:	President

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